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                                                                    EXHIBIT 99.2


                       AMERICAN NATURAL ENERGY CORPORATION
                           6100 South Yale, Suite 300
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


            AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES ISSUANCE OF
                             SHARES OF COMMON STOCK


TULSA, OKLAHOMA, SEPTEMBER 15, 2005. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has issued to Middlemarch Partners Ltd. 2,170,000 shares of its common stock at a deemed price of US$0.115 per share in consideration of consulting services valued at US$250,000 rendered in connection with its debenture restructuring completed in June, 2005. The shares were issued in reliance upon the exemption from the registration requirements of the US Securities Act of 1933, as amended (the "Act"), afforded by Section 4(2) and pursuant to Regulation S under the Act. The shares issued may not be reoffered or resold absent registration under the Act or an applicable exemption from the registration requirements of the Act. In addition, the shares are subject to a hold period under Canadian law and, subject to compliance with the requirements of the Act, the shares may not be traded until January 14, 2006, except as permitted by Canadian securities legislation and the TSX Venture Exchange.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.


This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.


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